Forrester Research Receives Anticipated Nasdaq Notice Regarding
Delayed Form 10-K Filing
CAMBRIDGE, Mass., March 22, 2007 . . . Forrester Research, Inc. (Nasdaq: FORR) today announced that it will request a hearing before the Nasdaq Listing Qualifications Panel in response to the receipt of a Nasdaq Staff Determination letter indicating that the company is not in compliance with the filing requirements for continued listing as set forth in Marketplace Rule 4310(c)(14). As anticipated, the letter was issued in accordance with Nasdaq procedures when Forrester did not file its annual report on Form 10-K for the year ended December 31, 2006. Forrester’s request for a hearing will ensure continued trading in Forrester’s common stock on The Nasdaq Stock Market pending the decision of the panel.
As announced on December 19, 2006, the audit committee of Forrester’s Board of Directors is conducting an internal review of Forrester’s stock option granting practices. The audit committee reported findings to the Board of Directors relating to the conduct of certain directors, officers, and former officers. The investigation is ongoing for the purpose of determining the correct measurement dates for options granted between 1998 and 2006. Forrester will need to restate its historical financial statements to record additional charges for compensation expense relating to past stock option grants and related tax impacts. Forrester is focused on resolving these issues and plans to file its Form 10-K as soon as possible following completion of the independent investigation.
About Forrester Research
Forrester Research, Inc. (Nasdaq: FORR) is an independent technology and market research company that provides pragmatic and forward-thinking advice to global leaders in business and technology. For more than 23 years, Forrester has been making leaders successful every day through its proprietary research, consulting, events, and peer-to-peer executive programs.
© 2007, Forrester Research, Inc. All rights reserved. Forrester is a trademark of Forrester Research, Inc.
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Contact:
Karyl Levinson
Vice President, Corporate Communications
Forrester Research, Inc.
+ 1 617/613-6262
press@forrester.com
Phyllis Paparazzo
Director, Investor Relations
Forrester Research, Inc.
+1 617/613-6234
ppaparazzo@forrester.com